EXHIBIT 16.1
September 24, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
We have read Item 4.01 of Form 8-K with a date of report of September 29 29 2008, of NovaRay Medical, Inc. and are in agreement with the statements contained in the first three paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Paritz and Company, P.A.
Paritz and Company, P.A.